Exhibit 99.1

For Immediate Release

PARLUX FRAGRANCES, INC. PROVIDES CLARIFICATION

ON CONFERENCE CALL COMMENTS FOR

FIRST QUARTER AND FISCAL 2009 FULL YEAR

FORT LAUDERDALE, FLORIDA, June 18, 2008, Parlux Fragrances, Inc (NASDAQ:PARL) announced clarification today on comments made during its fiscal year 2008 conference call held on June 6, 2008.  During the call, Mr. Neil J. Katz, Chairman and CEO, stated that in the first quarter of fiscal 2009: “we might see a flattening [of sales] from year to year.”  He also added: “in trying to get the inventory [levels] down considerably, we over-corrected and are short on a lot of items that are being requested of us by our business partners.”

The company expects that sales levels for the quarter ended June 30, 2008 will be lower than the same quarter in the previous year due to the inventory shortages noted during the call.  The company does have orders on hand that would have resulted in higher sales for the quarter, but due to the inventory shortages, we expect these sales will be shifted to the second quarter of fiscal 2009.  The company believes that this shift in sales will not materially affect sales for the balance of the year and that overall sales for the full fiscal year, and the related net income, will significantly exceed that of the prior year.

Mr. Katz noted that, “During our conference call, we expressed our concern about inventory production to meet demand for the fiscal quarter ending June 30, 2008.  It has now become apparent that, although production continues at full capacity at our contract fillers, sufficient product will not be available to fulfill all orders within requested ship dates of June 30, 2008 or prior.  Most important, retail sales and customer demand continues to be very strong for GUESS? and Paris Hilton; and therefore, we believe this will not affect our full year results, as these orders should ship early in our second fiscal quarter.”

About Parlux

Parlux Fragrances, Inc. is a manufacturer and international distributor of prestige products.  It holds licenses for Paris Hilton fragrances, watches, cosmetics, sunglasses, handbags and other small leather accessories in addition to licenses to manufacture and distribute the designer fragrance brands of GUESS?, Jessica Simpson, Nicole Miller, Natori, Queen Latifah, XOXO, Ocean Pacific (OP), Maria Sharapova, Andy Roddick, babyGund, and Fred Hayman Beverly Hills.

Certain Information Regarding Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies and prospects, both business and financial.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of Parlux or its industry to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, among others, future trends in sales and Parlux’s ability to successfully introduce, acquire, or launch new brands, licenses, or products in a cost-effective manner, general economic conditions and continued compliance with the covenants in our credit facility.  Additional risk factors are set forth in the Company's periodic reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. Parlux undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

FOR:	Parlux Fragrances, Inc
(954) 316-9008
http://www.parlux.com

CONTACT:	Neil J. Katz Ext. 8116
Raymond J. Balsys Ext. 8106